EXHIBIT (A)
MNC-Linktone Investor Presentation - Proposed investment by PT Media Nusantara Citra Linktone Special Meeting to be held on January 30, 2008

Notice to Investors This presentation is neither an offer to purchase nor a solicitation of an offer to sell securities by any person. The offer for the outstanding shares of Linktone described in this presentation has not commenced. Any offers to purchase or solicitations of offers to sell will be required to be made pursuant to offer documents filed with the U.S. Securities and Exchange Commission (the "SEC") in accordance with U.S. securities laws. The offer documents required under U.S. laws, including Linktone's recommendation statement, will contain important information, and shareholders and potential investors are urged to read them carefully when they become available before making any decision with respect to any offer. Those materials will be made available to all shareholders of Linktone at no expense to them on the SEC's website (http://www.sec.gov).

Forward-Looking Statements Statements in this presentation that are not reported financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our business outlook, assessment of market conditions, strategies, future plans, future results, business model, financial targets, capital spending and tax rates. These forward-looking statements are not guarantees of future performance. They are based on management's expectations and involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The risks and uncertainties relating to the forward-looking statements in this presentation include those described under the captions "Risk Factors" and "Forward-Looking Statements" in Linktone's Form F-1 filed on March 3, 2004 and in Linktone's other filings with the Securities and Exchange Commission.

LINKTONE-MNC TRANSACTION OVERVIEW

MNC to purchase at least 51% of the outstanding shares of Linktone: Purchase price of US$3.80 per ADS represents a 53.8% premium over Linktone's closing price on November 27, 2007, the day prior to announcement of the acquisition MNC will purchase up to 6,000,000 ADSs through a tender offer to be commenced shortly after the special meeting Tender offer will remain open for 20 business days and may not be extended by MNC unless required by applicable laws, rules, regulations of the SEC of Nasdaq On the date that MNC will make payment and accept the ADSs tendered pursuant to the tender offer, MNC will subscribe for up to 252,000,000 but not less than 180,000,000 ordinary shares Following consummation of the subscription and purchase and the related tender offer, MNC will not own less than 51% of Linktone's total issued outstanding share capital Terms of Agreement

Strategy MNC complements Linktone's existing growth strategy Linktone plans to grow through continued product diversification and media advertising opportunities outside of WVAS MNC aims to extend its leading position as a leading media company in Indonesia through international expansion Financial Increase in cash balance by a minimum of US$68.4 million and a maximum of US$95.76 million Liquidity will be increased for all holders through the opportunity to sell some or all of their shares at a significant premium to the pre-offer trading price. Corporate Governance Transaction terms designed to protect interest of existing shareholders Any related party transaction with an aggregate value over $US10 million must be approved by a majority of disinterested shareholders Any related party transaction with an aggregate value over $US1 million must be approved by a majority of disinterested board members Reasons for Key Features of Proposed Transaction

Process undertaken by Board to determine that the proposed transaction is in the best interest of Linktone and its shareholders. Alternative Offers Proposed but Board determined that none presented a superior proposal for Linktone Asia Television - Withdrew Bid David Yu - Offer to acquire newly-issued ordinary shares equal to not less than 51% of Linktone's outstanding share capital Lunar/CDC - Proposed cash offer to purchase a minimum of 19.9% of the outstanding shares of Linktone through: Ordinary shares at a discount to the closing price on November 26, 2007; or Convertible preferred shares at a premium to the closing price on November 26, 2007 There is a termination right in the event of a superior competing offer Morgan Stanley provided fairness opinion that deemed the financial consideration to be fair, from a financial point of view, to Linktone's holders Reasons for Proposed Transaction

MNC OVERVIEW

MNC - At A Glance MNC is the largest and only integrated media company in Indonesia, operating in content production & distribution across the media chain Subsidiaries include: RCTI is the #1 TV station in Indonesia with 18.6% audience share TPI is the fifth largest TV station in Indonesia with 11.4% audience share Global TV is positioned for young adults within the upper/income population segment Major presence in print media and radio in Indonesia Currently has 35% of Audience Share and 34% of AdEx in Indonesia Synergies with MNC's parent company, Global Mediacom, which operates in telecommunications and subscriber-based media MNC has the largest content library in Indonesia Over 63,000 hours of video-related content, increasing by 10,000 hours per year Produces and owns more than 50% of its programming Publicly listed on Jakarta Stock Exchange in June 2007 Current market cap of US$1.3 billion1 Note: 1 Source: Bloomberg, quoted as of 28 November 2007

MNC Corporate Structure Global TV (100%) MNI (100%) MNC Networks (95%) MNI Global (100%) Broadcasting media Print media Radio Note: 1 Currently in negotiations to acquire remaining 25% TPI (75%1) 24-hour program channels Online media RCTI (100%) MNC International Middle East 100%

MNC is Indonesia's Leading Local Content Developer Terrestrial digital pay-TV IPTV / Web portal Free-to-air TV (analog/digital) Radio network (analog / digital) Mobile (digital multimedia broadcast) Content library Owns and manages 63,000 hours1 of video related content Approximately 60% non-news and 40% news content Versatility in usage MNC-branded channels, mobile content and VAS Acquisition of content Production of content Distribution Distribution DTH satellite pay-TV Print media Note: 1 Source: MNC Licensing of content

MNC Financial Highlights Source: MNC, Bloomberg Note: Financials have been converted from Rupiah to US Dollars based on average exchange rates during the specified time periods (In US$ millions) 2004 2005 2006 9M2006 9M2007 Non- Ad revenue = 9.9% of Total Ad revenue = 90.1% of Total

BUSINESS STRATEGY

Integrated Marketing Key indicators Number of users Core Value of Service Providers ("SP") Creative Production Key indicators ARPU & "Stickiness" Indefinite Content Indefinite Channels 1 2 Linktone's Current Drivers of Growth How does this translate into growth for Linktone? Distribution Network: Building the strongest channels for distribution of services and applications Next Generation Services: Content, content, content! Interactive Media Leadership: Capitalize on interactive television, radio and print media

MNC Complements Linktone's Existing Growth Strategy

MNC Media Nusantara Citra

How will Linktone get here?


Non-WVAS
WVAS new services
WVAS
Linktone is here

3 Key Steps to Growth

Create opportunities with MNC outside WVAS:
- ✓ *E/M Commerce & Enterprise Marketing*

Leverage MNC's integrated media platform:
- ✓ *Media content and programming*
- ✓ *Integrated advertising*
- ✓ *Localized content production*

Sustain stable growth in core WVAS:
- ✓ *SMS stabilizing, continued growth in MMS, IVR, color ringback*
- ✓ *WAP – untapped growth*
- ✓ *Position for 3G opportunity*

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linktone

Expanding Linktone's Media Advertising Model

MNC Media Nusantara Citra



Wireless Entertainment Revenue
Advertising Revenue
Handset / Sim Card
Carriers recourse
Internet Channels
Wireless Service Provider
Media Partnership
linktone
MNC
Media Purchase
Exclusive & Strategic (WVAS & Ad)
Nationwide Satelite Television Stations
Provisional Television Stations
Local TV
Content / Distribution / Ad Agency
Radio Distribution
Mobile / Wireless
Print Media / E-Magazine
DM
Internet

linktone Revenue Model:

1. Sustained growth in WVAS revenue
2. Introduce new WVAS services
3. TV/Music/Print revenue distribution
4. Introduce non-WVAS services
5. "Soft" and "Hard" Ad revenue

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linktone

MNC's Value Proposition for Linktone's Advertising Platform (QTV) Expand audience and ad sales coverage Refine target audience positioning Improve program quality Develop in-house production capabilities Introduce localized international content format and access to international content distribution Improve advertising and introduce advertising bundling and access to multi-national advertising and media-buying companies

Linktone's and MNC's market leadership can be strengthened by integrating their platforms to accelerate customer growth and by realizing potential operational and financial synergies: Development of vertically-integrated media operations in China to enhance economics across the value chain Leverage MNC's relationships with world-wide content producers and distributors to ramp-up inventory and increase internal content production WVAS revenue synergies driven by regional cross-selling opportunities - MNC has existing WVAS business and parent Company, Global Mediacom, controls a mobile carrier in Indonesia Focused audience segmentation to improve QTV's ratings and Ad sales Cost synergies through improved program procurement strategies and access to MNC's broadcasting operational expertise Anticipated Benefits and Synergies

LINKTONE OVERVIEW

Linktone - At A Glance Linktone is a leading wireless entertainment provider in China Founded in November 1999 in Shanghai, China IPO in March 2004 on NASDAQ (ticker: LTON) Approximately 500 employees in 25 provinces across China Pan China distribution network and carrier relationships Relationships with China Mobile, Unicom, Telecom and Netcom Network of local sales offices with over 100 sales representatives Broad range of wireless 2G and 2.5G entertainment SMS, MMS and WAP-based products and services, such as ringtone icon and screen saver downloads, games and interactive messaging Well positioned for 3G wireless entertainment opportunities Emerging Cross Media Platform through QTV Control exclusive advertising rights and non-news content on Q Channel, a satellite TV channel that reaches 24 provinces in China with 276 million viewers Provides access to rapidly growing TV advertising market as well as cross platform opportunities with wireless

Linktone's Drivers of Growth - Distribution Network Local on-the-ground presence of over 100 sales representatives Provincial Operator office Linktone has built the strongest distribution network for wireless services in the industry Pan-China with central and provincial operators - on-deck, off-deck Deep network of media partnerships and channels

2G 2.5G Audio 3G IVR RINGBACK SMS ^^^ ^^^:2000010 1.?^^? 2.^^^? 3.^??^ JAVA/BREW MMS 12590X XXX FLASH VIDEO WAP Experienced in interactive programming and product design Proven experience in establishing and maintaining partnerships with leading content providers and media partners Powerful product development and technology capabilities Linktone is China's Wireless Value Added Services Leader

Emerging Media Platform - Advertising Sales QTV Coverage & Advertisers QTV Overview Q Channel is powered by Qinghai TV ("QTV") station and supported by the China Youth League ("CYL") In Oct 2006, Linktone entered into a contract with CYL, through which it acquired the exclusive rights for 7 years to sell advertising and provide most of the content for QTV As of May 2007, QTV had successfully landed in 24 provinces in China and achieved 276 million viewers In 1H07, QTV's Q Channel ranked no. 1 in ratings among satellite TV stations in China's northwest and northern provinces Ratings were on par with Asian Union New Media's Travel TV and Xinhua Finance Media's NMTV Significant investments will be required to increase coverage and develop or acquire content for QTV

THANK YOU Contact MNC: David F. Audy Investor Relations David.audy@mncgroup.com +6221 390 0310 x2803 Contact Linktone: Edward Liu Investor Relations Edward.liu@linktone.com +86 21 63611583